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                                                                    EXHIBIT 99.4


Life Financial Corporation Receives Approval of New Executive Management from OTS


     Riverside, California, September 26, 2000 --- Life Financial Corporation (NASDAQ:LFCO) ("Life Financial"), parent company of Life Bank ("Life Bank"), announced that the Office of Thrift Supervision (the "OTS") has approved the election of Steven R. Gardner as the President and Chief Executive Officer, and Roy L. Painter as the Chief Financial Officer, of Life Financial and Life Bank.

     Additionally, it was announced that on September 25, 2000, Life Financial consented to the issuance of an Order to Cease and Desist (the "Order") by the OTS. The Order requires Life Financial, among other things, to contribute $5.2 million to the capital of Life Bank not later than December 1, 2000, subject to extension by the OTS. Life Financial is also required to observe certain requirements regarding transactions with affiliates, books and records, tax sharing arrangements with Life Bank and the maintenance of a separate corporate existence from Life Bank.

     Also, on September 25, 2000, Life Bank entered into a Supervisory Agreement with the OTS. The Supervisory Agreement requires Life Bank, among other things, to achieve a core capital of at least 6% and a total risk-based capital of at least 11% by March 31, 2001. In calculating these capital ratios, Life Bank must risk weight all sub-prime loans it holds at double the regularly prescribed risk weighting. The Supervisory Agreement also requires that Life Bank add at least two new independent members to its Board of Directors, not pay dividends without OTS approval and revise many of its policies and procedures, including those pertaining to internal asset review, allowances for loan and lease losses, interest rate risk management, mortgage banking operations, liquidity, separate corporate existence, loans to one borrower and oversight by the Board of Directors.

     Life Financial and Life Bank are required to furnish quarterly reports to the OTS detailing their compliance, or failure to comply, with the Order and the Supervisory Agreement.

     Life Financial has retained Keefe, Bruyette & Woods as its financial advisor in connection with the Order and the Supervisory Agreement.

     For more information, e-mail your request to irinfo@lifebank.net. Please
                                                  -------------------
include your phone, facsimile and mailing address


     CONTACT:  Life Financial Corporation, Riverside

               Steven Gardner, 909-637-4110

               Or

               Roy Painter, 909-637-4095

               Irinfo@lifebank.net